                                                                     EXHIBIT 11



                               KEY PLASTICS, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                YEAR ENDED DECEMBER 31, 1994         YEAR ENDED DECEMBER 31, 1995
                                             ----------------------------------    --------------------------------

                                                     INCOME ATTRIBUTABLE                  INCOME ATTRIBUTABLE
                                      AVE. SHARES      TO COMMON STOCK      AVE. SHARES     TO COMMON STOCK
                                       OF COMMON     -------------------     OF COMMON    --------------------
                                        STOCK                       PER       STOCK                       PER
                                      OUTSTANDING     TOTAL        SHARE    OUTSTANDING     TOTAL        SHARE
                                      -----------   ---------      -----    -----------   ---------      -----
AS PRESENTLY REPORTED                  325,812      8,569,155      28.30      321,131      7,079,550     22.05

ADD: COMMON STOCK EQUIVALENTS:

  TREASURY STOCK ASSUMED TO BE
  PURCHASED WITH OPTION PROCEEDS      (11,955)                               (14,317)

  WEIGHTED AVERAGE OF STOCK OPTIONS
  ASSUMED TO BE EXERCISED               23,312                                 27,368
                                       -------                                -------

NET COMMON STOCK EQUIVALENTS            11,357                                 13,051
                                       -------                                -------


PRIMARY AND FULLY DILUTED
EARNINGS PER SHARE                     337,169      8,569,155      25.42      334,182      7,079,550     21.18
                                       =======      =========      =====      =======      =========     =====



                                                YEAR ENDED DECEMBER 31, 1996
                                             ----------------------------------

                                                     INCOME ATTRIBUTABLE
                                      AVE. SHARES      TO COMMON STOCK
                                       OF COMMON     -------------------
                                        STOCK                       PER
                                      OUTSTANDING     TOTAL        SHARE
                                      -----------   ---------      -----
AS PRESENTLY REPORTED                  316,401      7,051,114      22.29

ADD: COMMON STOCK EQUIVALENTS:

  TREASURY STOCK ASSUMED TO BE
  PURCHASED WITH OPTION PROCEEDS      (10,163)

  WEIGHTED AVERAGE OF STOCK OPTIONS
  ASSUMED TO BE EXERCISED               24,368
                                       -------

NET COMMON STOCK EQUIVALENTS            14,205
                                       -------

PRIMARY AND FULLY DILUTED
EARNINGS PER SHARE                     330,606      7,051,114      21.33
                                       =======      =========      =====